EXHIBIT 4.1

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is dated April 20, 2007 between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Ethanol Investment Partners, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, the securities of the Company pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF NOTES; CLOSING

1.1 Authorization of the Notes. The Company has authorized the issuance and sale to Purchaser of a 15% Subordinated Convertible Promissory Note, the form of which is attached hereto as Exhibit A, in the original principal amount of $10,000,000.00 (the “Initial Investment”). In addition to the Initial Investment, the Company has authorized the issuance and sale to Purchaser of a 15% Subordinated Convertible Promissory Note in an amount up to an additional $25,000,000.00 (the “Follow-on Investment”) upon the same terms as the initial investment (i.e., 15% subordinated convertible subordinated note with a one-year scheduled maturity date from the date of issuance). Subject to the terms and conditions set forth herein, Purchaser shall have an option to invest in the Follow-on Investment at any time on or prior to June 13, 2007 by delivering written notice to the Company of its exercise of such option stating the amount it desires to invest. No later than five business days following delivery of the written notice, Purchaser shall fund the Follow-on Investment. The note issued in the Initial Investment and any note issued in the Follow-on Investment are sometimes referred to individually as a or the “Note” and collectively as the “Notes”.

1.2 Purchase and Sale of the Notes. At the closing of the Initial Investment, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, the Note. If Purchaser elects to make the Follow-on Investment, the Company shall within ten days after written notice of the exercise of such option issue and sell to Purchaser, and such Purchaser shall purchase from the Company, a note in the principal amount of the Follow-on Investment, dated as of the date of the investment, with agreed upon revisions to the use of proceeds paragraph and otherwise in the form of Exhibit A.

1.3 The Closing. Subject to the terms and conditions hereof, the closing of the Initial Investment shall be consummated within five business days after the date hereof at the offices of Faegre & Benson LLP, or remotely at such other offices and locations as appropriate through the use of facsimile or overnight courier. The closing of any Follow-on Investment shall be consummated on a date agreed to by the parties (but in any event, no later than ten days after written notice of exercise) at the offices of Faegre & Benson LLP, or remotely at such other offices and locations as appropriate through the use of facsimile or overnight courier.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company makes the representations and warranties to Purchaser set forth in this Section 2.1.

(a) Organization and Authority. The Company: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary limited liability company power and authority to conduct its business as now being conducted; and (iii) is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets requires such qualification, except where the failure to so qualify in such other jurisdiction would not have a material adverse effect on the Company.

(b) Authority Relative to this Agreement and Related Matters. The Company has full limited liability company power and authority to enter into and perform this Agreement and the Notes (collectively, the “Transaction Documents”). The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations thereunder, have been duly authorized and approved by all requisite limited liability company action. This Agreement has been and the Notes will, when executed and delivered, be duly executed and delivered by duly authorized officers of the Company and constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy laws and other laws affecting debtors’ and creditors’ rights or equitable remedies).

(c) Required Filings, Issuance of New Securities. No Authorization is required for the execution and delivery by the Company of the Transaction Documents or the consummation by the Company of the transactions contemplated hereby. Except for restrictions on transfer under the Company’s Operating Agreement and under state and federal securities laws, upon conversion in accordance with the terms of the Notes, the New Securities issued pursuant thereto shall be duly and validly issued and outstanding, fully paid and free and clear of all liens, claims, security interests, preemptive rights, judgments or other encumbrances of every kind or nature whatsoever. Assuming the representations and warranties of Purchaser herein are true and correct in all material respects, each of the Notes and the New Securities issuable to Purchaser upon conversion or exercise thereof will have been issued in compliance with all applicable U.S. federal and state securities laws.

(d) No Conflicts. Neither the execution and delivery of this Agreement or the Notes by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Formation or Operating Agreement of the Company, or, to the knowledge of the Company, of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award to which the Company is a party or by which the Company is bound, or (ii) conflict with, breach, constitute a default under (or give rise to an event which, with notice or lapse of time or both, would constitute a default), require any consent (which has not been obtained), authorization or approval under, or result in the termination of any material written or oral note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or written or oral obligation to which the Company is a party or to which the Company or any of its properties or assets are subject.

(e) Capitalization. The authorized Units of the Company immediately prior to the closing of the Initial Investment will consist of 20,000,000 Units. Except as set forth on Schedule 2.1(e), as of the date hereof there are no securities of the Company authorized, issued or outstanding. Except as set forth on Schedule 2.1(e), there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities (other than the Notes issued hereunder) or other agreements or commitments of any character relating to the issued or unissued Units or other securities of the Company obligating the Company to issue, or register the sale of, any securities of any kind. Except as set forth on Schedule 2.1(e), as of the date hereof there are no agreements or obligations of any kind or character to which the Company is a party, or as to which the Company has knowledge, with respect to the voting of Units of the Company or the election of directors of the Company.

(f) Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company before any Governmental Authority seeking to enjoin or otherwise involving the transactions contemplated by this Agreement or the other Transaction Documents.

2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that:

(a) Authority Relative to this Agreement. It has full power and authority to enter into and perform this Agreement. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by an authorized Person of such Purchaser and constitutes a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy laws and other laws affecting debtors’ and creditors’ rights or equitable remedies).

(b) Required Filings. No Authorization is required for the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

(c) No Conflicts. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of Purchaser’s organizational documents, or, to the knowledge of Purchaser, of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award to which Purchaser is a party or by which Purchaser is bound; or (ii) conflict with, breach, constitute a default, (or give rise to an event which, with notice or lapse of time or both, would constitute a default) or require any consent (which has not been obtained), authorization or approval under, or result in the termination of, any material written or oral note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or to which Purchaser or any of its properties or assets are subject.

(d) Investment Intent. The Notes issued pursuant hereto, and any New Securities issued upon conversion of the Notes acquired by Purchaser hereunder are being purchased for Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Purchaser understands that none of the Notes or New Securities have been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such other laws, and that the reliance of the Company and others upon this exemption is predicated in part upon this representation and warranty. Purchaser has made no agreement with others regarding Notes and any New Securities issued upon conversion of the Notes and that Purchaser’s financial condition is such that it is not likely that it will be necessary to dispose of Notes or any New Securities issued upon conversion of the Notes in the foreseeable future. Purchaser further understands that the Notes and the New Securities may not be transferred or resold without compliance with restrictions on transfer set forth in the Operating Agreement, and (i) registration under the Securities Acts and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

(e) Resale. Purchaser understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission, and that, in any event, Purchaser may not sell any securities pursuant to Rule 144 prior to the expiration of a two-year period (or one year in the case of non-affiliates) after such Purchaser has acquired the securities. Purchaser understands that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.

(f) Information About Purchaser. Purchaser represents and warrants to the Company as follows:

(1) that Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Notes and any New Securities issued upon conversion of the Notes and has the net worth to undertake such risks;

(2) Purchaser was formed by affiliates of ECM, an investment adviser whose business consists primarily of purchasing and selling securities in ethanol manufacturing companies, and that Purchaser’s sole business is and will be the purchase and holding of the Notes and any New Securities issued upon conversion of the Notes;

(3) that Purchaser is affiliated with a professional investment adviser and has obtained professional advice from such adviser with respect to the risks inherent in an investment in the Notes and any New Securities issued upon conversion of the Notes, and the suitability of the investment in the Notes and any New Securities issued upon conversion of the Notes, in light of Purchaser’s financial condition and investment needs;

(4) that Purchaser is in a financial position to hold the Notes and any New Securities issued upon conversion of the Notes for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the undersigned’s investment in the Notes and any New Securities issued upon conversion of the Notes;

(5) Purchaser has made its own investigation of the Company, its business, personnel and prospects; has had an opportunity to discuss the Company’s business, management and financial affairs with the directors, officers and management of the Company; and has had the opportunity to review the Company’s operations and facilities to its satisfaction. Based on its investigation, Purchaser believes that it is fully informed regarding the financial condition of the Company, the administration of its business affairs and its prospects for the future. Purchaser confirms that the Company makes no assurances whatsoever concerning the present or prospective value of the Notes and any New Securities issued upon conversion of the Notes, or the ability or likely success of any other fundraising efforts the Company is presently undertaking or has indicated that it may undertake.

(6) that this Agreement and the Notes resulted from direct negotiation between an officer of the Company and Purchaser;

(7) Purchaser is an Affiliate of ECM, which is the general partner of certain limited partnerships that are currently members of the Company and that acquired Units of the Company on or about January 20, 2006, and as such was familiar with the business and operations of the Company from and after such date. In determining to invest in the Notes and any New Securities issued upon conversion of the Notes, Purchaser carefully reviewed and is familiar with the Company’s public filings with the Securities and Exchange Commission and is not relying on any other written documentation provided by the Company.

(g) Location of Principal Office and Qualification as Accredited Investor. The state in which Purchaser’s principal office is located, and from which Purchaser determined to acquire the Notes, is Arizona and Purchaser represents and warrants that it is a bona fide resident of, and domiciled in, such state. Purchaser qualifies as an accredited investor, within the meaning of Rule 501 under the Securities Act. Purchaser further represents and warrants that the Notes and any New Securities issued upon conversion of the Notes are being purchased by Purchaser in the name of Purchaser solely for its own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization.

(h) Operating Agreement. Purchaser has received a copy of the Company’s Operating Agreement and understands that the Company’s securities are subject to substantial restrictions on transferability, including those restrictions set forth in the Operating Agreement.

ARTICLE III

CLOSING DELIVERIES

3.1 Purchaser’s Deliveries. Purchaser will deliver to the Company at the closing of the Initial Investment and any Follow-on Investment a wire transfer of immediately available Federal funds in the amount of the Notes to be issued hereunder.

3.2 Company’s Deliveries. The Company will deliver to Purchaser at the closing of the Initial Investment and any Follow-on Investment, all of the following: (a) a duly executed Note in the amount of Purchaser’s investment; (b) certified copies of the Company’s Certificate of Formation and Operating Agreement, as in effect at the closing; and (c) certificate of good standing of the Company issued by the State of Delaware.

ARTICLE IV

BOARD RIGHTS

4.1 Board Rights. Provided that a Note is outstanding or has been converted into New Securities, the board of directors of the Company (the “Board”) will at the Company’s next annual meeting and thereafter for so long as Purchaser owns the Notes or all of the New Securities to which Purchaser is entitled upon conversion of the Notes (or other voting equity securities) of the Company on a fully diluted basis, the Company will require each of its Board members and executive officers to (a) recommend to the members (or other security holders) of the Company at any meeting of the members (or other security holders) at which directors are elected the election of one nominee of ECM (the “ECM Board Member”) to the Board (for such class of directors as the Board shall reasonably determine), (b) vote the Units (or other voting equity securities of the Company) they own or control at any time to elect the ECM Board Member to the Board, and (c) not take any action, including actions otherwise required under Section 5.3(a) of the Operating Agreement, that would result in (and take any action necessary to prevent) the removal of the ECM Board Member from the Board (collectively “ECM’s Board Rights”). Within ten business days of the execution of this Agreement, the Company agrees to cause each Board member and executive officer to execute and deliver to ECM a voting agreement evidencing ECM’s Board Rights. Nothing herein shall limit the ability of the Board to limit the participation of the ECM Board Member in circumstances where the Board determines in good faith that the ECM Board Member has a potential conflict of interest.

4.2 Confidentiality. Purchase agrees that Purchaser will keep confidential and will not disclose, divulge, or use for any purpose or permit the ECM Board Member or Board monitor designated pursuant to Section 4.3 to disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.2 by Purchaser), (b) is or has been independently developed or conceived by Purchaser without use of the Company’s confidential information, or (c) is or has been made known or disclosed to Purchaser by a third party without knowledge by Purchaser of a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of Purchaser in the ordinary course of business, provided that Purchaser informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that Purchaser promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.3 Board Monitor. So long as the Notes or New Securities are outstanding, the Company shall permit Purchaser to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such times as reasonably may be requested by Purchaser. The Company shall invite a representative of Purchaser to attend all meetings of the Board at all times prior to the Company’s next annual meeting or if an ECM nominee is not elected to the Board at a time when ECM’s Board Rights are in effect, at Purchaser’s expense in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that the Board provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude such representative from any Board meeting or portion thereof, if the Board determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege, to avoid breaching a confidentiality agreement with a third party, or to prevent a disclosure of trade secrets or a release of confidential information of the Company to a competitor or that the representative has a potential conflict of interest.

ARTICLE V

INDEMNIFICATION

5.1 Certain Definitions. As used in this Agreement, “Damages” shall mean all assessments, levies, losses, fines, penalties, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and expenses, all of which are material, individually or in the aggregate, to a Purchaser Indemnitee or a Company Indemnitee (as defined below).

5.2 Company’s Indemnification Obligations. The Company shall save and keep harmless Purchaser and its officers, directors, employees, agents, managers, shareholders, members, partners, successors and permitted assigns (each a “Purchaser Indemnitee”) against and from all Damages sustained or incurred by any Purchaser Indemnitee as a result of or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by the Company to Purchaser herein or in any closing document delivered to Purchaser in connection herewith; or

(b) the breach by the Company of, or the failure of the Company to comply with, any of the covenants or obligations to be performed by the Company under this Agreement or any of the other Transaction Documents (including the Company’s obligations under this Article V).

5.3 Purchaser’s Indemnification Obligations. Purchaser shall indemnify, save and keep harmless the Company, its officers, directors, employees and agents and their successors and permitted assigns (each a “Company Indemnitee”), against and from all Damages sustained or incurred by any Company Indemnitee, as a result of or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by Purchaser to the Company herein or in any closing document delivered to the Company in connection herewith; or

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser under this Agreement (including its obligations under this Article V).

ARTICLE VI

MISCELLANEOUS

6.1 Survival. Except as otherwise provided herein, all covenants, agreements, representations and warranties made herein or in the other Transaction Documents or pursuant to any certificate or instrument delivered pursuant to this Agreement or any of the other Transaction Documents shall survive the Closing until such time as the Notes have been paid or converted in full (and none shall merge into any instrument of conveyance).

6.2 Amendment; Waiver. Neither this Agreement nor the Notes may be amended nor its provisions waived except by an instrument in writing signed on behalf of the Company and Purchaser.

6.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if confirmation is received of receipt of the facsimile at the number provided in this Section 6.3 or if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail (return receipt requested), on or before two (2) business days following transmission by facsimile. All notices shall be addressed as follows:

If to Purchaser,

Ethanol Investment Partners, LLC

c/o Ethanol Capital Management, LLC

4400 East Broadway Blvd.

Tucson, Arizona 85711

Attention: Scott Brittenham

Telephone: (520) 628-2000

Fax: (520) 323-9177

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz

211 Commerce Street, Suite 1000

Nashville, Tennessee 37201

Attn: Tonya Mitchem Grindon

Telephone: (615) 726-5607

Fax: (615) 744-5607

If to the Company:

Advanced BioEnergy, LLC
10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305
Attention: Donald Gales

Fax: (763) 226-2725

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Peter J. Ekberg

Fax: (612) 766-1600

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 6.3.

6.4 Entire Agreement, Binding Effect. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule shall be considered incorporated into this Agreement. Without limiting the foregoing, this Agreement supersedes and renders null and void any and all existing subscription agreements of Purchaser or any of its Affiliates for Units or other securities of the Company (other than the subscription agreements, dated December 22, 2005, between the Company and certain limited partnerships for which ECM serves as general partner, and that certain Confidentiality Agreement dated February 5, 2007 between the Company and ECM).

6.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

6.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

6.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

6.8 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State. The parties irrevocably agree that all actions or proceedings in any way arising out of or related to this Agreement will be litigated in courts having situs in Wilmington, Delaware. Each party hereby consents and submits to the jurisdiction of any court located within Wilmington, Delaware, waives personal service of process upon it and agrees that all such service of process may be made by registered mail directed to such party at the address stated for notices hereunder and service so made will be deemed to be completed upon actual receipt. Each party hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection with this Agreement and agrees that any such action or proceeding shall be tried before a court and not before a jury.

6.9 Benefits. Except as expressly provided herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

6.10 Assignability. This Agreement shall not be assignable by the Company without the written consent of Purchaser. This Agreement shall not be assignable by Purchaser without the written consent of the Company.

6.11 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE VII

DEFINITIONS

7.1 Definitions. The following terms have the indicated meanings as used in this Agreement:

"Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

"Authorization” means any consent, approval or authorization of, expiration or termination of any waiting period requirement of, or filing, registration, qualification, declaration. or designation with or by, any Governmental Authority.

“Board” means the board of directors of the Company.

“ECM” means Ethanol Capital Management, LLC, a Delaware limited liability company.

“Governmental Authority” means a federal, state, local or foreign court, administrative agency, commission or other governmental authority or instrumentality.

“New Securities” means, if a Note is converted, the Conversion Securities (as defined in the Note).

“Operating Agreement” means that certain Third Amended and Restated Operating Agreement of the Company dated as of February 1, 2006.

“Person” means any individual, corporation, partnership, trust, limited liability company, association, joint venture, Governmental Authority or other entity.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Units” means units of membership interests in the Company.

7.2 Interpretation. Whenever the term “including” is used in this Agreement it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

*****

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement on the date first above written.

ADVANCED BIOENERGY, LLC By:	/s/ Revis L. Stephenson III

Revis L. Stephenson III Chief Executive Officer

ETHANOL INVESTMENT PARTNERS, LLC

By:	/s/ Scott Brittenham

Scott Brittenham Manager

Schedule 2.1(e)

Capitalization

Authorized units: 20,000,000

Issued and outstanding units: 8,613,481

Agreements to issue units:

•	1,228,547 to be issued to Heartland Producers in exchange for its interests in Heartland Grain Fuels pursuant to the Partnership Interest and Stock Purchase Agreement by and among Advanced BioEnergy, LLC, HGF Acquisition, LLC, Heartland Grain Fuels, L.P., Heartland Producers, LLC, South Dakota Wheat Growers Association and Dakota Fuels, Inc., dated November 7, 2006

•	26,580 (estimate) to be issued to Revis L. Stephenson III pursuant to a project development fee agreement with Robert W. Holmes and Revis L. Stephenson III dated May 19, 2005

•	up to 300,150 aggregate to be issued to Stephenson Holdings, Inc. and Gales Holdings, Inc., affiliates of Revis L. Stephenson III and Donald E. Gales, respectively, pursuant to restricted unit agreements dated November 7, 2006

•	up to 30,000 to be issued to Donald E. Gales pursuant to his employment agreement dated April 7, 2006

Agreement to register units:
Investor Rights Agreement by and between Advanced BioEnergy, LLC and South Dakota Wheat Growers Association dated November 7, 2006

Agreements regarding the election of directors:
Investor Rights Agreement by and between Advanced BioEnergy, LLC and South Dakota Wheat Growers Association dated November 7, 2006

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

CONVERTIBLE NOTE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS SOLD, OFFERED FOR SALE OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE SECURITIES LAWS WITH, IF REQUESTED BY THE ISSUER OF THIS NOTE, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO SUCH ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

ADVANCED BIOENERGY, LLC

15% SUBORDINATED CONVERTIBLE PROMISSORY NOTE

April 27, 2007 $10,000,000.00

FOR VALUE RECEIVED, ADVANCED BIOENERGY, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of ETHANOL INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the “Holder” ) the aggregate sum of ten million dollars ($10,000,000.00) together with any accrued and unpaid interest hereon, each as set forth below. This 15% Subordinated Convertible Note (the “Convertible Note”) is one of the “Notes” referred to in the Note Purchase Agreement of even date herewith between the Company and the initial Holder of this Convertible Note (the “Purchase Agreement”). The Purchase Agreement contains certain additional agreements among the parties thereto with respect to the terms of the Convertible Notes. All such provisions are an integral part of this Convertible Note and are incorporated herein by reference. All terms defined in the Purchase Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for therein.

ARTICLE I

PAYMENT OF PRINCIPAL

1.1 Payment of Principal. The unpaid (or unconverted) principal amount of this Convertible Note shall be due and payable to the Holder on the first anniversary date of the Follow-on Investment (as defined in the Purchase Agreement), if any, or if there is no Follow-on Investment, the first anniversary date of this Note (the “Scheduled Maturity Date”) and shall automatically and without further action by the Company or the Holder be converted into the right to receive solely Conversion Securities on the Scheduled Maturity Date (a “Mandatory Conversion”) unless the Company has exercised its right of prepayment prior to the Scheduled Maturity Date or the Holder has exercised rights arising from a Default prior to the Scheduled Maturity Date.

1.2 Right of Prepayment. The Company may, at any time, prepay all or a portion of the unpaid principal and unpaid accrued interest of this Convertible Note without penalty. Any prepayment of this Convertible Note will be credited first against unpaid accrued interest, then principal. The Company shall give notice to the Holder of its intent to prepay all or any portion of the principal of this Convertible Note at least ten (10) days preceding the date of such prepayment. During that ten (10) day period, the Holder may elect to convert the portion of principal to be prepaid into Conversion Securities (as defined herein) in accordance with the provisions of Article IV.

ARTICLE II

PAYMENT OF INTEREST

2.1 Interest Rate. The unpaid (or unconverted) principal balance of this Convertible Note shall bear interest (calculated on the basis of a year consisting of 365 days) at a per annum rate equal to fifteen percent (15%). Interest shall be compounded quarterly on the last day of July, October, January and April into the principal amount of this Convertible Note.

2.2 Payment of Interest. Interest accruing under this Convertible Note shall be due and payable on the date the principal amount of this Convertible Note shall be declared to be or shall automatically become due and payable or converted as provided herein. Interest due and payable hereunder shall be paid in cash (whether or not any portion of the principal amount of this Convertible Note then due and payable is then actually paid in cash) unless such interest is converted into Conversion Securities in accordance with the provisions of Article III hereof.

ARTICLE III

CONVERSION

3.1 Definitions. In addition to the terms defined in Sections 3.2 and 3.3 below, the following terms shall have the following meanings:

(a) “Conversion Amount” means (i) the entire principal amount of this Convertible Note, plus (ii) all accrued and unpaid interest on the Conversion Date (as herein defined), provided that in the event the Conversion Date is delayed by reason of the Holder’s failure to timely deliver the required Membership Signature Page upon a Mandatory Conversion, interest shall stop accruing on the fifth (5th) business day following the Scheduled Maturity Date.

(b) “Conversion Date” means (i) the date of the receipt of the Membership Signature Page upon a Mandatory Conversion or (ii) the date which is ten (10) business days following the date the Notice of Conversion is delivered to the Company upon an Optional Conversion.

(c) “Conversion Price” means (i)  at the lesser of (A) $16.00 per Unit or (B) the price per Unit which is equal to the lowest price per Unit at which the Company sells Units in any public or private offering during the period that this Note is outstanding. The Conversion Price shall be subject to adjustment pursuant to Article IV hereof.

(d) “Optional Conversion” means any optional conversion upon a call for prepayment under Section 2.2.

3.2 “Conversion Securities” means Units of the Company as defined in the Third Amended and Restated Operating Agreement of the Company, dated as of February 1, 2006 (the “Operating Agreement”), subject to adjustment pursuant to Article IV hereof.

3.3 Mechanics of Conversion. If the Holder elects to effect an Optional Conversion, the Holder shall: (a) deliver a copy of the fully executed notice of conversion in the form attached hereto (a “Notice of Conversion”) to the Company, together with the Member Signature Page attached thereto and (b) surrender or cause to be surrendered this Convertible Note, duly endorsed, as soon as practicable thereafter. Upon a Mandatory Conversion, the Holder shall (a) deliver to the Company the Member Signature Page attached to the Notice of Conversion and (b) surrender or cause to be surrendered this Convertible Note, duly endorsed, as soon as practicable thereafter. Upon receipt by the Company of a Notice of Conversion and/or the Membership Signature Page, as the case may be, from the Holder, the Company shall promptly send a written confirmation to the Holder stating that the Notice of Conversion and/or Membership Signature Page has been received and stating the number of Conversion Securities issuable upon conversion.

3.4 Delivery of Conversion Securities Upon Conversion. On the Conversion Date, the Company shall issue and deliver to the Holder confirmation of the number of Conversion Securities that have been issued to the Holder upon conversion of this Convertible Note. The person or persons entitled to receive Conversion Securities issuable upon such conversion shall be treated for all purposes as the record holder of such Conversion Securities at the close of business on the Conversion Date and such Conversion Securities shall be issued and outstanding as of such date.

3.5 Taxes. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed upon the Company with respect to the issuance and delivery of the Units or other securities upon the conversion of this Convertible Note.

3.6 No Fractional Units. No fractional Units or other securities are to be issued upon the conversion of this Convertible Note, but instead of any fraction of a Unit which would otherwise be issuable, the Company shall pay to the Holder in cash an amount equal to the fair market value of the fractional Unit which would otherwise be issuable. For the purpose of this Section 3.6, fair market value shall be agreed between the Company and the Holder or, if no such agreement is reached within fourteen (14) days, by a mutually agreed appraiser.

ARTICLE IV

ADJUSTMENTS

4.1 Adjustments upon Issuance of Units, Dividends and Other Events. The number of Conversion Securities issuable upon conversion of this Convertible Note shall be equitably and proportionately increased, and the Conversion Price thereof shall accordingly be equitably and proportionately reduced: (a) if and whenever the Company at any time prior to the Scheduled Maturity Date subdivides its Units by split or otherwise, or combines its outstanding Units and (b) if the Company shall at any time or from time to time declare, order, pay or make a dividend or other distribution of Units or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spin-off. When any adjustment is required to be made in the number or kind of Conversion Securities issuable upon conversion of the Convertible Note, or in the Conversion Price, the Company shall promptly notify the Holder of such event, and the Company and the Holder shall in good faith agree upon the number of Conversion Securities or other securities or property thereafter issuable upon conversion of the Convertible Note and the Conversion Price therefor. If the Company and the Holder is unable to agree upon any decision to be made pursuant to this Section 4.1, the Company shall hire and pay the expenses of a nationally or regionally recognized certified public accounting firm which has not provided services for the Company or the Holder within the previous two (2) years to settle such dispute as soon as practicable (but in any event within the sixty (60) day period following such dispute).

4.2 Reclassification, Reorganization and Conversion. In case of any reclassification, conversion or capital reorganization of the Units of the Company, then, as a condition of such reclassification, conversion or reorganization, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that such Holder shall have the right subject to the terms of this Convertible Note to convert, at the Conversion Price, the kind and amount of units, capital stock and other securities and property receivable in connection with such reclassification, conversion or reorganization by a holder of the same number of Conversion Securities as were issuable by the Company immediately prior to such reclassification, conversion or reorganization. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon conversion hereof, and appropriate adjustments shall be made to the Conversion Price payable hereunder, provided the aggregate Conversion Price shall remain the same.

4.3 Mergers and Consolidations. If there shall occur any consolidation or merger of the Company with another entity, then lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the conversion of this Convertible Note and in lieu of the Conversion Securities immediately theretofore issuable hereunder, such units, shares of stock, securities or assets as would (by virtue of such consolidation or merger) be issued or payable with respect to or in exchange for a number of outstanding securities equal to the number of Conversion Securities issuable upon conversion of this Convertible Note had this Convertible Note been converted in full immediately prior to such consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder so that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any stock, securities or assets thereafter deliverable upon conversion of this Convertible Note. No such consolidation or merger shall be consummated unless prior to or simultaneously with the consummation thereof, the successor entity (if other than the Company) which will result from such consolidation or merger shall assume by written instrument executed and mailed or delivered to the Holder the obligation to deliver to the Holder such units, stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive.

ARTICLE V

EVENTS OF DEFAULT

5.1 Default. The Company shall be deemed in default hereunder upon the occurrence of any of the following (each a “Default”): (a) the failure of the Company to pay, when due, all or any part of any principal payment required to be made hereunder or all or any part of any interest required to be made hereunder, (b) a breach by the Company of any other material term or provision of this Convertible Note that remains uncured ten (10) days after the Company becomes aware of such breach, or (c) the Company shall have entered against it by a court having jurisdiction thereof a decree or order for relief in respect to the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for the Company or for any substantial part of the Company’s property, or the winding up or liquidation of the Company’s affairs shall have been ordered, or the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for such relief in an involuntary case under any such law, or any such involuntary case shall commence and not be dismissed within sixty (60) days, or the Company shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or for any substantial part of the Company’s property, or make any general assignment for the benefit of creditors.

5.2 Consequences of Default. Upon the occurrence and continuance of a Default, the Holder may declare all or any portion of the outstanding principal amount hereof (together with all accrued but unpaid interest thereon and all other amounts due in connection therewith) due and payable and demand immediate payment thereof. Notwithstanding the foregoing, if there shall occur a Default under Section 5.1(c) above, the entire then unpaid principal balance hereof and all interest then accrued and unpaid thereon and all other sums payable hereunder, shall become immediately due and payable without any action on the part of the Holder.

ARTICLE VI

MISCELLANEOUS

6.1 Waivers. The Company waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

6.2 Notice. Except as provided otherwise in Section 6.1 above, any notice herein required or permitted to be given shall be in writing and delivered in accordance with the provisions of Section 6.3 of the Purchase Agreement.

6.3 Amendment Provision. This Convertible Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term “Convertible Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4 Assignability. This Convertible Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns. The Holder shall not assign this Convertible Note without the prior written consent of the Company.

6.5 Cost of Collection. If default or failure is made in any manner with respect to this Convertible Note, the Company shall pay the Holder costs of collection, including reasonable attorneys’ fees.

6.6 Governing Law. This Convertible Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. To induce Holder to extend to the Company the proceeds evidenced by this Convertible Note, Company irrevocably agrees that, subject to Holder’s sole and absolute election, all actions or proceedings in any way arising out of or related to this Convertible Note will be litigated in courts having situs in Wilmington, Delaware. The Company hereby consents and submits to the jurisdiction of any court located within Wilmington, Delaware, waives personal service of process upon the Company and agrees that all such service of process may be made by registered mail directed to the Company at the address stated for notices hereunder and service so made will be deemed to be completed upon actual receipt. The Company hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Convertible Note or any document or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection with this Convertible Note and agrees that any such action or proceeding shall be tried before a court and not before a jury.

6.7 Payments. All payments of principal and interest hereunder shall be made for the benefit of the Holder. All payments under this Convertible Note made in cash shall be made by wire transfer of immediately available funds in currency of the United States of America to such account as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Convertible Note.

6.8 Lost or Stolen Convertible Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Convertible Note, the Company shall execute and deliver a new Convertible Note, in the form hereof, in such denominations as the Holder may request.

6.9 Status as Convertible Note Holder. Upon the effectiveness of a conversion, the principal amount of this Convertible Note being converted and the interest being converted shall be deemed converted into Conversion Securities, and the Holder’s rights as a holder of such converted Convertible Note with respect thereto shall cease and terminate, excepting only the right to receive certificates for such Conversion Securities and to any remedies provided herein or otherwise available at law or in equity to the Holder because of a failure by the Company to comply with the terms of this Convertible Note. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert this Convertible Note.

6.10 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Convertible Note shall be cumulative and in addition to all other remedies available under this Convertible Note, at law or in equity (including a decree of specific performance or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to actual damages for any failure by the Company to comply with the terms of this Convertible Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company or the performance thereof. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

6.11 Specific Shall Not Limit General; Construction. No specific provision contained in this Convertible Note shall limit or modify any more general provision contained herein. This Convertible Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

6.12 Use of Proceeds. The proceeds of this Convertible Note may be used only in connection with the expansion of the Aberdeen plant owned by Heartland Grain Fuels, L.P.

6.13 Subordination. This Convertible Note and the indebtedness evidenced hereby are subordinate and junior in right of payment, to the extent and in the manner herein set forth, to all Senior Debt of the Company, whether outstanding at the date hereof or incurred hereafter, so that:

(a) in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving the Company, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full in cash or cash equivalents of all Senior Debt before the Holder is entitled to receive any payment on account of the principal of or interest on this Convertible Note;

(b) during the continuance of any default in the payment of the principal of or interest on Senior Debt, no payment of principal or interest shall be made on this Convertible Note; and

(c) this Convertible Note is otherwise subordinated in accordance with Senior Debt documents.

The provisions of this Section 6.13 are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and the Holder on the other hand and nothing herein shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay the Holder the principal hereof and interest hereon in accordance with its terms, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by law or hereunder upon default hereunder, subject to the relative rights of the holders of Senior Debt expressed in this Section 6.13. For purposes of this Section 6.13, the term “Senior Debt” shall mean and include the principal amount and premium, if any, and interest on all indebtedness of the Company to any bank, insurance company or other financial institution for money borrowed by the Company, which is incurred in connection the construction, expansion or operation of any ethanol plant production facility, whether now existing or hereafter incurred. Subject to the payment in full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company made thereon until the principal of and interest on this Convertible Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which the Holder would be entitled except for this Section 6.13, and no payment to the holders of Senior Debt by the Holder, as between the Company, its creditors (other than the holders of Senior Debt) and the Holder, shall be deemed to be a payment by the Company to or on account of Senior Debt. It is expressly understood and agreed that nothing in this Section 6.13 shall impair or affect in any manner the right of the Holder to convert this Note into Conversion Securities in accordance with the terms of this Convertible Note.

6.14 Ranking. Other than (i) the Senior Debt, (ii) any debt with a maturity of more than one year or (iii) other convertible subordinated promissory notes which may be on parity with this Convertible Note, this Convertible Note shall rank senior to any Company indebtedness for borrowed money incurred after the date hereof.

6.15 Severability. If any provision (or any part of any provision) contained in this Convertible Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Convertible Note, and this Convertible Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable. Furthermore, there shall be automatically substituted herein for such invalid, illegal or unenforceable provision, a provision as similar thereto as possible which is valid, legal and enforceable.

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be signed in its name by its duly authorized officer as of the date first written above.

ADVANCED BIOENERGY, LLC

By:
Name: Revis L. Stephenson III
Title: Chairman and Chief Executive Officer

NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert (the “Conversion”) $      principal amount of the Convertible Note plus $     accrued and unpaid interest on such principal amount into Units of Advanced BioEnergy, LLC (the “Company”) according to the conditions of the Convertible Note, as of the date written below. No fee will be charged to the Holder for any Conversion.

The undersigned (a) hereby executes and delivers to the Company that certain Addenda to the Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Attachment I and (b) represents and warrants that it understands that (i) the Units are subject to significant transfer restrictions under the Operating Agreement and (ii) all offers and sales by the undersigned of the securities issuable to the undersigned upon Conversion of the Convertible Note shall be made pursuant to registration of such securities under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under the Act, and in accordance with other restrictions on transfer in the Operating Agreement.

Date of Conversion:
Applicable Conversion Price:
Number of Conversion Securities
to be Issued:

Signature:

Name:

Address:

ACKNOWLEDGED AND AGREED:

ADVANCED BIOENERGY, LLC

By:

Name:

Title:	Date:

ATTACHMENT 1

MEMBER SIGNATURE PAGE

ADDENDA TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF
ADVANCED BIOENERGY, LLC

The undersigned does hereby represent and warrant that the undersigned, as a condition to becoming a Member in Advanced BioEnergy, LLC, has received a copy of the Third Amended and Restated Operating Agreement dated February 1, 2006, and, if applicable, all amendments and modifications thereto, and does hereby agree that the undersigned, along with the other parties to the Third Amended and Restated Operating Agreement, shall be subject to and comply with all terms and conditions of said Third Amended and Restated Operating Agreement in all respects as if the undersigned had executed said Third Amended and Restated Operating Agreement on the original date thereof and that the undersigned is and shall be bound by all of the provisions of said Third Amended and Restated Operating Agreement from and after the date of execution hereof.

INDIVIDUALS:	ENTITIES:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed and Accepted on Behalf of the Company and its Members:

ADVANCED BIOENERGY, LLC

By:

Name:

Its: